EXHIBIT 10.3

FORM OF

LEIDOS HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Management)

BY ACCEPTING THIS AWARD, YOU VOLUNTARILY AGREE TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND IN THE PLAN.

Leidos Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the participant named in the Grant Summary (as defined below) (“Recipient”), who is affiliated with the Company or an Affiliate as an employee, director or consultant, restricted stock units (“RSUs”) representing the right to receive one share of its Common Stock, $0.0001 par value per share (“Common Stock”) for each RSU. Certain specific details of this award, including the number of RSUs and the Grant Date, may be found in the Grant Summary and are hereby incorporated by reference into this Agreement. The RSUs shall be forfeited if certain performance conditions set forth below are not met. The terms and conditions of the grant of RSUs (this “Award”) are set forth in this Agreement and in the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

1.    DEFINITIONS. The following terms shall have the meanings as defined below. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Plan.

“Affiliate” shall mean a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

“Award Letter” shall mean the award notice delivered to Recipient concurrently with this Agreement and which is hereby made a part hereof and incorporated by reference into this Agreement.

“Committee” shall have the meaning as defined in the Plan.

“Determination Date” means the date on which the Committee certifies whether and to what extent the Performance Goals have been achieved.

“Executive Officer” shall mean an officer of the Company designated as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

“Grant Date” shall mean the date of the award of the RSUs as set forth in the Grant Summary.

“Grant Summary” shall mean the summary of this award as reflected in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

“Performance Goals” means the goals set forth in the Award Letter that will determine whether, and to what extent, the RSUs shall be earned.

“Permanent Disability” shall mean the status of disability determined conclusively by the Committee based upon certification of disability by the Social Security Administration or, to the extent compliant with Section 409A, upon such other proof as the Committee may require, effective upon receipt of such certification or other proof by the Committee.

“Special Retirement” shall mean:  (i) retirement by the Recipient after reaching age 59½ with at least ten (10) years of service with the Company or an Affiliate; or (ii) retirement by the Recipient after reaching age 59½ and Recipient’s age plus years of service with the Company or an Affiliate equals at least 70; or (iii) if Recipient is an Executive Officer at the time of retirement, retirement after reaching the applicable mandatory retirement age, regardless of years of service with the Company or (iv) if the Recipient is a director of the Company, retirement either (A) after reaching the applicable mandatory retirement age at retirement or (B) at the end of a term of office if Recipient is not nominated for a successive term of office on account of the fact that Recipient would have reached the applicable mandatory retirement age during such successive term of office, regardless of years of service with the Company. For Special Retirement purposes, years of service shall mean the period of service determined conclusively by the Committee.
2.    RIGHTS OF THE RECIPIENT WITH RESPECT TO THE RSUs.

a)    No Stockholder Rights. The RSUs granted pursuant to this Award do not and shall not entitle Recipient to any rights of a stockholder. The rights of Recipient with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 3, 4 or 5.

b)    Accrued Dividends. If the Company pays any cash dividends on its common stock, Recipient will be entitled to receive an amount in cash (less any required withholding for taxes) equal to the value of such cash dividends that would have been paid on Shares earned and vested under this Agreement if such Shares had been outstanding as of the record date for such dividends declared on or after the Grant Date and prior to the issuance date of the Shares (“Accrued Dividends”). Such Accrued Dividends will be retained by the Company (without interest) and paid in cash when, and if, and to the extent that Shares are earned and vested. To the extent that Recipient has elected to defer receipt of the Shares in accordance with the terms of the applicable non-qualified deferral plan, payment of Accrued Dividends with respect to such Shares will be subject to the terms and conditions of such plan. The right to Accrued Dividends will cease and be forfeited upon the forfeiture and cancellation of this Restricted Stock Unit Award.

c)     Conversion of RSUs; Issuance of Common Stock. No shares of Common Stock shall be issued to Recipient prior to the date on which the RSUs vest in accordance with Section 3, 4 or 5. On the date that any RSUs vest pursuant to Section 3, 4 or 5 (or as promptly as administratively practicable thereafter), the Company shall cause to be issued in book-entry form, registered in Recipient’s name or in the name of Recipient’s legal representatives, beneficiaries or heirs, as the case may be, the underlying shares in payment of such vested whole RSUs (excluding Accrued Dividends), unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans.

3.    VESTING SCHEDULE; RSUs SUBJECT TO FORFEITURE.

a)    If the Performance Goals are met, 100% of the RSUs shall be earned and eligible for vesting in accordance with clause (b) below. If the Performance Goals are not met, the RSUs shall be forfeited as of the Determination Date, and no RSUs hereunder shall become vested.

b)    Subject to the terms and conditions of this Award, to the extent the RSUs are earned under clause (a) above, the RSUs shall vest in accordance with the following vesting schedule:

If the application of the foregoing vesting schedule results in a fraction of a RSU being vested, such fractional RSU shall be deemed not to be vested and shall continue to be subject to forfeiture, as described below. Notwithstanding the foregoing, Accrued Dividends credited to Recipient shall vest on the same vesting schedule as the RSUs to which such Accrued Dividend relate. Recipient shall not sell, transfer, assign, hypothecate, pledge, grant a security interest in, or in any other way alienate, any of the RSUs, or any interest or right therein.

c)    Except in the event of death, Permanent Disability or Special Retirement or as set forth below, any unvested RSUs automatically shall be immediately and irrevocably forfeited without compensation on the date that Recipient’s affiliation with the Company or any Affiliate as an employee, director or consultant terminates, or if Recipient is an employee or director of an Affiliate and such entity ceases to be an Affiliate, whether by Committee action or otherwise, on the date such entity ceases to be an Affiliate.
4.    ACCELERATION OF VESTING UPON DEATH OR PERMANENT DISABILITY. If Recipient is an employee, director or consultant of the Company or an Affiliate and ceases to be affiliated with the Company or any Affiliate as a result of Recipient’s death or Permanent Disability, or if Recipient’s death or Permanent Disability occurs following a Special Retirement, all of the RSUs shall become fully vested whether or not earned under Section 3(a).
5.    CONTINUATION OF VESTING UPON SPECIAL RETIREMENT.
a)If Recipient is an Executive Officer and Recipient’s affiliation with the Company or any Affiliate terminates as a result of Recipient’s Special Retirement in accordance with the provisions of subsection (iii) of the definition of the term “Special Retirement” in Section 1 above, or if Recipient is a director of the Company and Recipient’s affiliation with the Company or any Affiliate terminates as a result of Recipient’s Special Retirement in accordance with the provisions of subsection (iv) of the definition of the term “Special Retirement” in Section 1 above, any unvested RSUs shall continue to vest in accordance with the vesting schedule set forth in Section 3 above to the extent the RSUs are earned under Section 3(a).
b)If, after the first anniversary of the Grant Date, Recipient’s affiliation with the Company or an Affiliate terminates as a result of Recipient’s Special Retirement in accordance with the provisions of subsection (i) or (ii) of the definition of the term “Special Retirement” in Section 1 above, the remaining unvested RSUs shall continue to vest in accordance with the vesting schedule set forth in Section 3 above, to the extent the RSUs are earned under Section 3(a). With respect to the first vesting event under Section 3(b)(1), shares shall be issued, if earned under Section 3(a), no later than ninety (90) days following the first anniversary of the Grant Date.
c)Notwithstanding the foregoing clauses (a) and (b), all unvested RSUs shall be immediately and irrevocably forfeited in the event that Recipient violates the terms of his or her inventions, copyright and confidentiality agreement with the Company or an Affiliate or breaches his or her other contractual or legal obligations to the Company or an Affiliate, including the non-solicitation obligations set forth in Section 13 of this Agreement.
d)If Recipient is eligible for Special Retirement at the time of a Fundamental Transaction or is continuing to vest following Special Retirement under the foregoing clause (a) or (b), any unvested RSUs shall be treated as provided in the Plan, but the resulting consideration shall only be paid on the date the RSUs would have vested if a Fundamental Transaction had not occurred, unless the RSUs are terminated in a manner compliant with Section 409A.
6.    TAX MATTERS
a)Tax Withholding. If the Company or an Affiliate is required to withhold any federal, state, local or other taxes upon the vesting or any acceleration of vesting of the RSUs, or any issuance of Common Stock or otherwise under this Agreement, Recipient authorizes the Company to withhold a sufficient number of shares of Common Stock issuable upon settlement of the RSUs at the then current Fair Market Value (as defined in the Plan) to meet the withholding obligation based on the minimum rates as required and/or permitted by law. Recipient further authorizes the Company, in the Company’s sole discretion, to sell a sufficient number of shares of Common Stock on behalf of Recipient to satisfy such obligations, accept payment to satisfy such obligations in the form of cash or delivery to the Company of shares of Company stock already owned by Recipient, withhold amounts from Recipient’s compensation, or any combination of the foregoing or other actions as may be necessary or appropriate to satisfy any such tax withholding obligations as permitted by law.

b)	Section 409A.
(i)    This Award is intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A to the maximum extent possible. To the extent Section 409A is applicable to this Award, this Award is intended to comply with Section 409A and to be interpreted and construed consistent with such intent.
(ii)    With respect to any Recipient who is eligible for Special Retirement, this Award is intended to be paid on fixed payment dates under Sections 3 and 5 of this Agreement and such payments may not be accelerated except as set forth in Section 5(b) hereof or otherwise to the extent permitted under Section 409A.
(iii)    Without limiting the generality of the foregoing, if Recipient is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of Recipient’s termination of service at a time when this Award pursuant its terms would be settled, then to the extent required in order to comply with Section 409A, shares of Common Stock that would be issued under this Award (or any other amount due hereunder) at such termination of service shall not be issued before the earlier of (x) the date that is six months following the Recipient’s termination of employment and (y) the date of the Recipient’s death.
(iii)    For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Recipient’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A.
7.    RIGHTS, RESTRICTIONS AND LIMITATIONS. All shares of Common Stock issued to Recipient pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in the Company’s Restated Certificate of Incorporation. Recipient shall not have the rights of a stockholder until Shares, if any, are issued on or following the applicable vesting date.
8.    RESTRICTIONS UNDER SECURITIES LAW. The issuance of RSUs and the shares of Common Stock covered by this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

9.    EMPLOYMENT AT WILL.

a)If Recipient is an employee or consultant of the Company or an Affiliate, such employment or affiliation is not for any specified term and may be terminated by employee or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of the RSUs pursuant to the schedule set forth in Section 3 herein), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon Recipient any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate Recipient at will and without regard to any future vesting opportunity that Recipient may have.

b)Recipient acknowledges and agrees that the right to continue vesting in the RSUs pursuant to the schedule set forth in Section 3 is earned only by continuing as an employee or consultant at the will of the Company or as a director (not through the act of being hired, being granted RSUs or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Recipient acknowledges and agrees that such a reorganization could result in the termination of Recipient’s relationship as an employee or consultant to the Company or an Affiliate, or the termination of Affiliate status of Recipient’s employer and the loss of benefits available to Recipient under this Agreement, including but not limited to, the termination of the right to continue vesting the RSUs under this Agreement.

10.    INCORPORATION OF PLAN. The RSUs granted hereby are granted pursuant to the Plan, all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.
11.    RECOUPMENT OF AWARDS. The Human Resources and Compensation Committee of the Company’s Board of Directors adopted a recoupment policy on June 18, 2009 (the “Policy”), that may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the compensation was originally based. The Policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of the Company’s financial results. Recipient acknowledges and agrees that the Policy applies to RSUs and that any payments or issuances of Common Stock with respect to RSUs are subject to recoupment pursuant to the Policy, including any amendments to the Policy and any recoupment obligations imposed by applicable law or regulation. This Agreement shall be deemed to include the restrictions imposed by the Policy.

12.    COPIES OF PLAN AND OTHER MATERIALS. Recipient acknowledges that Recipient has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, electronically from the Company. Recipient acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Company. Recipient acknowledges that a copy of the Policy referenced in Section 11 is available on the Company’s intranet, and is also available upon written or telephonic request to the Company.
13.    NON-SOLICITATION.

a)    Solicitation of Employees. Recipient agrees that, both while employed by the Company or an Affiliate and for one year afterward, Recipient will not solicit or attempt to solicit any employee of the Company or an Affiliate to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company or an Affiliate. The foregoing obligations apply to both the Recipient’s direct and indirect actions, and apply to actions intended to benefit Recipient or any other person, business or entity.

b)    Solicitation of Customers. Recipient agrees that, for one year after termination of employment with the Company or an Affiliate, Recipient will not participate in any solicitation of any customer or prospective customer of the Company or an Affiliate concerning any business that:

(i)involves the same programs or projects for that customer in which Recipient was personally and substantially involved during the 12 months prior to termination of employment; or
(ii)has been, at any time during the 12 months prior to termination of employment, the subject of any bid, offer or proposal activity by the Company or an Affiliate in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company or an Affiliate to that customer or potential customer, in which Recipient was personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company or an Affiliate provides (or may reasonably provide) goods or services.

c)    Remedies. Recipient acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 13 will result in immediate, irreparable and continuing damage to the Company for which there is no adequate remedy at law, and the Company or an Affiliate will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages.

14.    MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to its subject matter, provided, however, that if Recipient and the Company are parties to an existing written agreement addressing the subject matter of Section 13, such agreement shall control with respect to such subject matter until the termination thereof, at which time Section 13 shall control. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees and personal representatives of Recipient.

The parties hereby agree that should any portion of this Agreement be judicially held to be invalid, unenforceable, or void, such portion shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as is then in effect.

15.    GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws.

16.    NOTICE OF RESTRICTION. The parties agree that any book entry representing the RSUs granted hereunder may contain a legend, or notation as the case may be, indicating that such RSUs are subject to the restrictions of this Agreement.

17.    ACKNOWLEDGMENT. Recipient acknowledges that the RSUs constitute full and adequate consideration for Recipient’s obligations under this Agreement, the acceptance of the RSUs constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force or effect on the Company’s right to enforce the terms and conditions stated herein.

By accepting the RSUs, you agree to all of the terms and conditions set forth above and in the Plan.